Exhibit 99.1

Alterra Capital Sends Annual Letter to Company’s Shareholders, Employees and Other Stakeholders

CEO Marty Becker reviews key results and accomplishments in 2011, outlook for 2012

HAMILTON, Bermuda, January 26, 2012 — W. Marston (Marty) Becker, President and Chief Executive Officer of Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”), today issued a letter addressed to Alterra’s shareholders, employees and other stakeholders updating them on Alterra’s performance and progress in 2011 and its 2012 outlook. The letter, which will be followed on February 8, 2012 by the issuance of Alterra’s financial results for its fourth quarter and full year ended December 31, 2011, states: “While we are very pleased with Alterra’s relative performance through these (catastrophe) events, we are obviously not pleased with their absolute impact on our 2011 earnings.......the good news is that Alterra expects to be one of the few members of our peer group to have had positive earnings and continued book value growth in 2011.”

Mr. Becker goes on to share Alterra’s views on the outlook for 2012, including that: “the industry is on the cusp of change.......a number of signs indicate that premium rates have bottomed, and the market cycle is beginning to allow some enhanced pricing.”

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, and property and casualty insurers.

The full text of Mr. Becker’s letter reads as follows:

January 26, 2012

To all Alterra Shareholders, Employees and other Stakeholders:

In the annals of insurance history, 2011 may well be recorded as the “Year of the Cat”! Alterra and its global peers were presented with a record number of property catastrophe insured loss events — a true “superfecta,” with major reportable events in each quarter of the year. While paling against the almost boundless human tragedy associated with these events, total insured cat-related losses for the industry exceeded $100 billion for the first time, with economic losses approaching $400 billion.

While we are very pleased with Alterra’s relative performance through these events, we are obviously not pleased with their absolute impact on our 2011 earnings. Alterra’s total cat losses for 2011 were approximately $250 million, or about 8.6% of our opening shareholders’ equity at January 1, 2011. Although these losses consumed a large proportion of our 2011 earnings, the good news is that Alterra expects to be one of the few members of our peer group to have had positive earnings and continued book value growth in 2011. Under the circumstances, with our diversified underwriting strategy, including a measured cat risk appetite, this outcome was broadly consistent with our expectations.

Even without the unusual level of cat activity, 2011 industry earnings were not expected to be robust. For many companies, accident year combined ratios have been approaching or exceeding 100% for some time, and investment returns remain at historic lows. Alterra’s net operating return on average shareholders’ equity (ROE) objective over a pricing cycle remains 10% over the “risk free” investment rate. Given that we believed we were well advanced in the soft portion of this pricing cycle, our guidance for ROE in 2011 was in the high single-digits (8-9%). As a result of the cat activity, this ROE will obviously not be achieved. Nevertheless, with the exception of our property catastrophe underwriting results, we are pleased to report that our business performed much as expected.

Our preliminary and unaudited financial highlights for the year ended December 31, 2011 include:

•	Our gross premiums written (GPW) for 2011 totaled approximately $1.9 billion.

•	Our underwriting platforms continued to produce high quality results with an overall combined ratio for 2011 of approximately 98%.

•	We continued to balance our underwriting portfolio with approximately 56% of GPW for 2011 from short-tail business and approximately 44% from long-tail business. For 2011, the GPW split between insurance and reinsurance was approximately 57% reinsurance and 43% insurance.

•	Our invested assets remain predominately high quality fixed income securities, cash and cash equivalents. Approximately 3% of our invested assets at year end were in a portfolio of hedge funds and an additional 3% were in more opportunistic fixed income classes. Average yield on cash and fixed income assets in 2011 was approximately 3%.

•	We expect net operating income per diluted share for 2011 to be between $0.81 and $0.96, which implies an operating ROE of between 3.1% and 3.6%. We expect reported net income for 2011 to be between $55 million and $70 million, implying a return on average shareholders’ equity of between 2.0% and 2.5%. We estimate book value per diluted share at December 31, 2011 to be between $26.84 and $26.99. Growth in book value per diluted share over the year, before the impact of dividends, is estimated to be between 5.3% and 5.8%.

•	In 2011, we returned over $276 million of capital to our shareholders via regular dividends and share repurchases, and increased our dividend for the 10th year in a row.

In November 2011, we were very pleased that Standard & Poors (S&P) recognized the quality of the platform we have built at Alterra with their assignment of an “A” financial strength rating, citing our “strong competitive position based on a larger and enhanced operating platform” and “strong” enterprise risk management. Alterra now has high quality ratings from each of the rating agencies, including “A” financial strength ratings from each of S&P, AM Best and Fitch Ratings, and an “A3” financial strength rating from Moody’s. We believe we continue to have a high quality and strong balance sheet, and that the value of our sophisticated risk management discipline was amply demonstrated in this extremely difficult year.

Market Conditions

At the beginning of 2011 there was a lot of speculation as to what would be required to “turn the market.” A number of commentators believed that if the industry were to experience $50 billion or more of insured losses from property cat events, at a time of already soft pricing in other lines of business, the market would turn and we would be headed back to a hard or firmer market, with generally higher pricing.

Despite the 2011 industry cat losses of over $100 billion, the forecast that prices would climb has not yet materialized. Although there is little consistency across lines of business, there has generally been some improvement, with prices no longer trending downwards materially and terms/conditions firming. Meaningful price increases, however, have only occurred in the property cat lines of business, with those increases averaging 5% to 15%, except in those non-peak-zone regions that have had material events. In those regions, increases have been significantly greater at 50% plus, although it should be noted that they are increases off very low expiring rates.

There are arguably many reasons why pricing should be improving more, including low existing ROEs, high accident year combined ratios, low investment yields, an extraordinary cat year, the introduction of version 11 of the RMS wind model (RMS 11) and, probably above all, it is just the right thing to do to ensure the long-term profitability of our industry. In spite of the extraordinarily high cat losses, capital levels for the industry remain intact, there are no unusual external or rating agency pressures for the industry to change, and we have not had the large “failure” that has typically accompanied other cycle turns. The bottom line is — while the environment is not terrific, there is not yet enough pain to change behavior.

Alterra’s Strategy

Alterra has worked hard these past few years to build a global organization with a geographic and product footprint that can meet the needs of our clients and enable us to capture opportunity wherever and whenever it may be available, keeping in mind that not all markets and products move in lockstep.

We now have strong specialty insurance and reinsurance platforms with high quality underwriters in Bermuda, Dublin, London and the US, as well as an increasingly meaningful reinsurance business in Latin America. Overall, we have 22 offices in 12 countries, with a workforce of some 550 talented employees. We live by the mantra “Better Talent, Better Results,” as it is virtually impossible to have a high performance organization without high performance people.

Our vision is to be a global enterprise dedicated to providing diversified specialty insurance and reinsurance products. We are specialized. We are not everything to everybody. We seek out niches where underwriting skill can provide superior results and differentiate us from our competitors.

As we strive to optimize Alterra’s overall performance, we are constantly reevaluating where and how we can achieve the best results. This is not a static equation and requires mutual commitment, cooperation and understanding from all of our employees.

We are focused on profits – not volume. We have no interest in being the biggest, but we would like to be among the most profitable. In our business, effective cycle management is critical and requires great art, as well as science. It also requires a commitment to be patient as the cycle changes, while, at the same time, avoiding complacency and pursuing opportunities.

We simplistically measure our success by the superiority of our services (our ability to capture and retain clients at a mutually satisfactory price), our reputation (how we are recognized in the marketplace as a trusted and effective business partner and thought of as a leader and expert in our field) and our financial results (how we perform for our shareholders in growing book value and how that compares to our peers).

I am pleased to say that we have made great progress in each of these areas while building our organization. We have more work to do.

Our View of 2012

As you can see, our view of 2012 is that the industry is on the cusp of change. A number of signs indicate that premium rates have bottomed, and that the market cycle is beginning to allow some enhanced pricing. Rates in some lines were already showing improvement at January 1, 2012 renewals and we believe the market is trying to change. Overall, we expect pricing to be up 2% to 5%, but there remains the potential for some further softening in certain lines, although probably not enough to materially impact expected 2012 ROEs. We believe gross premiums written will likely also be relatively flat until market conditions more meaningfully change.

Our business mix shifted as the cycle softened, and we are now writing more short-tail business than long-tail. We expect this to continue in 2012. At the same time, our high quality casualty teams remain intact, so we believe we are well positioned to capitalize on any favorable trends in the pricing environment.

We expect ROEs for our peer group in 2012 to be somewhat similar to those forecasted for 2011 at this time last year. Even with the expectation of improved 2012 pricing, we expect most of that improvement will be earned and benefit 2013 reported results. Alterra is no different, with an expected ROE in the upper single digits. This would not be an outstanding historical result, but should be well over returns on many other asset classes. Most importantly, Alterra is well positioned to take advantage of opportunities when better times do return, as we believe they ultimately will.

Capital management will continue to be a significant industry theme. Alterra would expect in the present environment (below book value share prices and continued relatively stable pricing) to once again utilize our earnings in 2012 to repurchase shares.

Our key success drivers remain continued stringent underwriting discipline and organizational risk management. Expense management remains a continuing priority in our organization. All lines of business are under strain, and any new effort typically has expense before profit. With our present nicely diversified platform, in 2012, we do not expect to vigorously pursue new lines of business or asset classes. Unique opportunities will occasionally present themselves, and we will stay alert. On the asset side, we anticipate investment yields will remain somewhat anemic. As we don’t expect we will be paid adequately for assuming significant additional risk, our present asset mix is likely to continue.

We do feel M&A has a role to play in the present environment, although it is certainly challenging with many insurance company shares trading at a significant discount to book value. On the other hand, with our industry generating lower ROE’s, still having excess capital, and having a limited ability to grow organically, M&A activity can change a company’s relative positioning and be rewarding to shareholders. Transactions now require a joint strategic purpose for both organizations and a strong belief that you are creating a better organization. Alterra remains quite sensitive to diluting tangible book value, so any opportunities would need to be structured accordingly.

Valuations in our sector remain at historic lows. In the early part of the last decade, valuations averaged 1.3 to 1.5 times book value; but since 2008, valuations generally have been below book value. This is unprecedented. We feel a catalyst for significantly improved valuations will come as market pressures lead to either higher prices or a more rewarding investment climate.

We have a great company that we firmly believe is only going to get better. As the tide turns, we believe the growth and expansion strategy that Alterra has successfully implemented should cause our boat to rise much higher and faster than it would have in past years. Therefore, we are quite optimistic about the future.

We look forward to visiting with many of you in 2012.

Best regards,

Marty Becker

Cautionary Note Regarding Forward-Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend that the “safe harbor” provisions of the Private Securities Litigation Repot Act of 1995 apply to these forward-looking statements. These statements reflect Alterra’s current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of future or forward-looking nature identify forward-looking statements. For example, we are using forward looking statements when we discuss our preliminary unaudited financial results for 2011, our market conditions, premium rates and expected returns on equity during 2012, or when we discuss our business mix, ability to capitalize on favorable trends or business opportunities, new lines of business and asset classes or when we discuss plans regarding the repurchase of stock, or our expectations for investment yields, organic growth and improved valuations. All forward-looking statements, including those in this letter, address matters that involve risk and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and that you should not place undue reliance on any such statements.

Alterra believes that these factors include, but are not limited to, the following: (1) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (2) the failure of any of the loss limitation methods employed; (3) the effect of cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (4) changes in general economic conditions, including changes in capital and credit markets; (5) any lowering or loss of financial ratings; (6) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (7) actions by competitors, including consolidation; (8) the effects of emerging claims and coverage issues; (9) the loss of business provided to Alterra by its major brokers; (10) the effect on Alterra’s investment portfolio of changing financial market conditions, including inflation, interest rates, liquidity and other factors; (11) tax and regulatory changes and conditions; (12) retention of key personnel; (13) the integration of new business ventures Alterra may enter into; (14) any adjustments, restatements or other changes arising on review of our preliminary results; and (15) management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Alterra’s most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this letter are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Alterra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alterra or its business or operations. Alterra undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

In this letter Alterra has included and discussed net operating income, net operating income per diluted share and net operating return on average shareholders’ equity. These measures are “non-GAAP financial measures” as defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, allow for a more complete understanding of Alterra’s business. These measures, however, should not be viewed as a substitute for those measures determined in accordance with U.S. GAAP. Net operating income is defined as net income excluding after-tax net realized and unrealized gains or losses on non-hedge fund investments (this includes net realized and unrealized gains or losses on trading securities, net realized gains or losses on available for sale securities, net impairment losses recognized in earnings, changes in fair value of derivatives, catastrophe bonds, structured deposits and earnings from equity method investments), after-tax net foreign exchange gains or losses and after-tax merger and acquisition expenses. Net operating income per share and per diluted share is defined as the net operating income divided by the weighted average common shares or weighted average diluted common shares, respectively. Management believes that these non-GAAP measures provide a better indication of management performance as realized and unrealized gains and losses on fixed maturities may fluctuate from period to period and foreign exchange gains and losses are typically outside the control of management. Merger and acquisition expenses are not indicative of expenses fundamental to the business and may fluctuate from period to period.

Net operating return on average shareholders’ equity is defined as net operating income divided by the average of the beginning and ending shareholders’ equity. This non-GAAP measure allows management to assess how Alterra has performed in terms of wealth generated for its shareholders.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:

Susan Spivak Bernstein, 1-212-898-6640
Senior Vice President
susan.spivak@alterra-bm.com
or
Kekst and Company
Melissa Sheer or Peter Hill, 1-212-521-4800
melissa-sheer@kekst.com / peter-hill@kekst.com